Exhibit 99.1

Molina Healthcare to Acquire Bright HealthCare’s California Medicare Business

Transaction expands Molina’s Medicare presence in California and is expected to add $1.00 per share to new store embedded earnings1

LONG BEACH, Calif.--(BUSINESS WIRE)--June 30, 2023--Molina Healthcare, Inc. (NYSE: MOH) (“Molina” or the “Company”) announced today that it has entered into a definitive agreement to acquire 100% of the issued and outstanding capital stock of Brand New Day and Central Health Plan of California (collectively, the “CA Health Plans”), each of which is a wholly owned subsidiary of Bright Health Company of California, Inc (“BHCA”). Relevant transaction terms and features are as follows:

  The purchase price for the transaction is approximately $510 million, net of certain tax benefits, representing 28% of expected 2023 premium revenue of $1.8 billion.
  BHCA currently offers MAPD, D-SNP, and C-SNP products in 23 counties in California, with 60% overlap with Molina’s Medicaid footprint. As of March 31, 2023, BHCA served approximately 125,000 members.
  The transaction represents a strong strategic fit with Molina’s expanded 2024 Medi-Cal contract. It accelerates Molina’s D-SNP growth initiatives and activates the Los Angeles County 2024 D-SNP option the Company had negotiated with the state.
  Today’s announcement is expected to add $1.00 per share to new store embedded earnings, bringing the expected total to $5.50 per share2.

“These additions fit perfectly with our strategy of serving high-acuity, low-income members and represent a textbook execution of our growth playbook. We acquire viable assets at attractive valuations, then deploy our proven team of operators to deliver improved financial results,” said Joe Zubretsky, President and Chief Executive Officer of Molina. “We are pleased to continue our meaningful growth in California as the latest realization of our national growth strategy.”

Molina intends to fund the purchase with available funds including cash on hand. The transaction is subject to federal and state regulatory approvals, the solvency and continued operation as a going concern of Bright Health Group throughout the pre-closing period, and other closing conditions. It is expected to close in the first quarter of 2024.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company (currently ranked 126), provides managed healthcare services under the Medicaid and Medicare programs and through the state insurance marketplaces. Molina Healthcare served approximately 5.3 million members as of March 31, 2023, located across 19 states. For more information about Molina Healthcare, please visit molinahealthcare.com.

1 See Reconciliation note below
2 Idem

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements regarding our intended acquisition of Brand New Day and Central Health Plan of California, including the anticipated timing of the closing of the acquisition and our expected new store embedded earnings. All forward-looking statements are based on current expectations that are subject to numerous risk factors that could cause actual results to differ materially. Such risk factors include, without limitation, risks that the transaction may not close on a timely basis or at all, our ability to obtain regulatory approvals and third-party consents and to satisfy all closing conditions, our ability to integrate the acquisition as currently expected without unreasonable delay or cost, and our ultimate realization, as expected, of embedded earnings and our non-recurring costs associated with the recently announced acquisitions. Additional risk factors to which the Company is subject are provided in our periodic reports and filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. These reports can be accessed under the investor relations tab of the Company’s website or on the SEC’s website at sec.gov. Given these risks and uncertainties, the Company cannot give assurances that its forward-looking statements will prove to be accurate. All forward-looking statements represent the Company’s judgment as of the date hereof.

Non-GAAP Financial Measures

The Company includes in this release the financial measure, “new store embedded earnings,” which is a non-GAAP measure. The term is defined as the incremental diluted earnings per share impact that we expect to achieve in future years related to newly awarded but not yet commenced state Medicaid contracts, and recently closed and announced acquisitions. The incremental impact reflects the expected full-year earnings for the newly-awarded California, Iowa, Nebraska, and Indiana Medicaid contracts, and the Agewell, MyChoice Wisconsin, and California Medicare Health Plans acquisitions, not yet included in the current full-year guidance issued by the Company. This measure excludes amortization of intangible assets and non-recurring costs associated with acquisitions, including various transaction and integration costs. The Company and management believe this measure is useful to investors in assessing the Company’s expected performance related to new Medicaid contracts and acquisitions, and is used internally to enable management to assess the Company’s performance consistently over time. New store embedded earnings should be considered as a supplement to, and not as a substitute for or superior to, GAAP measures. Management is unable to reconcile this measure to the growth in GAAP earnings per share, the most directly comparable GAAP measure, without unreasonable effort due to the unknown impact from the amortization of intangible assets related to recently announced acquisitions, which cannot be determined until purchase accounting valuations are completed. Non-recurring costs associated with the recently announced acquisitions are estimated at approximately $15 million.

Contacts

Investor Contact: Joseph Krocheski, Joseph.Krocheski@molinahealthcare.com, 562-549-4100
Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588